Press Contact:           Jeffrey J. Leebaw
                         732-524-3350

Investor Contacts:       Helen E. Short      Stan Panasewicz
                         732-524-6491        732-524-2524



                                   FOR IMMEDIATE RELEASE


       James T. Lenehan Retires from Johnson & Johnson

     New Brunswick, NJ (January 15, 2004) -- Johnson &
Johnson said today that James T. Lenehan, 55, Vice Chairman of the Board of Directors and President, will retire after 28 years with the Company.
     William C. Weldon, Chairman and CEO, said, "We will certainly miss Jim's wise counsel, his leadership and the example he has come to represent for building and driving successful businesses. He has made extremely valuable contributions in helping to shape our vision for the future and to establish the management imperatives that are so vital to our success."
     Mr. Lenehan started his career at Johnson & Johnson in 1976 at subsidiary McNeil Consumer Products Company and became McNeil's President in 1990. In 1994 he became
Worldwide Chairman, Consumer Pharmaceuticals & Professional
Group.  He was Worldwide Chairman of Johnson & Johnson's
Medical Devices and Diagnostics Group from 1999 until 2001 when he became Vice Chairman of the Board, a position in which he also had responsibility for the consumer businesses. He was named to the additional position of President in 2002.
     Mr. Lenehan will leave his Board position effective
February 1, but will be engaged in the transition of his management responsibilities until his retirement, June 30, according to Mr. Weldon.

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